Exhibit 10.25

Summary of Loan Agreement

Loan from Hanting Kaiyuan Rural Credit Cooperative

On July 1, 2007, Weifong entered into a loan agreement with Hanting Kaiyuan Rural Credit Cooperative. Pursuant to the loan agreement, Hanting Kaiyuan Rural Credit Cooperative loaned Weifong $874,555, at interest rate of 11.088% per annum. Weifang is obligated under the loan agreement to pay interest monthly and repay the loan on the maturity date, January 1, 2009. Weifang plans to use the loan to finance the purchase of raw materials. The loan is secured by the plant and equipment of Weifang with a net book of $1,407,683 at December 31, 2007 and $1,399,552 as of March 31, 2008.